Exhibit 10.1

                        [PLX Technology, Inc. Letterhead]

December 29, 2006

Arthur Whipple
854 Renetta Court
Los Altos, CA 94024

Dear Arthur:

PLX Technology is pleased to provide you with an offer of employment for the position of Vice President & Chief Financial Officer reporting directly to Mike Salameh, Chief Executive Officer and President. This is an exempt position with a starting base salary of $17,500.00 per month, paid on a semi-monthly basis ($210,000.00, if annualized). You will also participate in our 2007 Executive Bonus Plan. Under this plan, you will have an opportunity to earn a substantial cash bonus provided the plan's objectives are achieved. The details of this plan will be communicated to you after joining the company and after Board approval of the 2007 Executive Bonus Plan in January 2007. However, PLX will guarantee you a minimum bonus of $40,000.00 payable in full no later than February 15, 2008 from the 2007 Executive Bonus Plan (subject to normal payroll withholding and other standard Executive Bonus Plan provisions).

In addition, you will receive an option to purchase 100,000 shares of the Company's Common Stock under the PLX Technology Stock Incentive Plan, subject to approval by the Company's Board of Directors. In accordance with the Company's Stock Option Policy, your option grant price will be the closing price of the stock on the first business day of the month following your employment start date. In accordance with the terms of the PLX Technology Stock Option Agreement, you will vest in one-fourth (25%) of your option grant shares at the first anniversary of your grant date. The remaining three-fourths (75%) of your option grant shares will vest at a rate of 2.083% each month for the next three years after the first anniversary of your grant date.

The Company offers a comprehensive benefit program that includes medical, dental, vision, life insurances, long-term disability plan, a 401K Savings & Retirement plan and paid time-off for vacation and illness. Details of these benefits are included in the enclosed benefits summary document.

We look forward to you joining PLX and believe that the relationship will be mutually rewarding. However, please be aware that the employment relationship is at will and either party may terminate the relationship at any time for any reason, with or without cause. This is a full and complete agreement between PLX Technology, Inc. and Arthur Whipple.

This offer is contingent upon you successfully completing a background check and executing the Company's standard Proprietary Information Agreement, a copy of which is attached.

We request that you acknowledge your acceptance by signing and returning a copy of this letter and the enclosed Proprietary Information Agreement, with your indicated start date. This offer will remain in effect until the end of the business day Friday, January 5, 2007.

If you have any questions regarding this offer, our benefit program or the company in general, please contact me directly at (408) 328-3502.


Sincerely,

/s/ Mike Salameh
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Mike Salameh
Chief Executive Officer & President





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I accept this offer of employment:

/s/ Arthur O. Whipple                          February 12, 2007
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Name                                           Start Date
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